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                                                                   EXHIBIT 4.2

                SECOND AMENDMENT TO THE SPECTRANETICS CORPORATION
                          EMPLOYEE STOCK PURCHASE PLAN


         This Second Amendment to The Spectranetics Corporation Employee Stock Purchase Plan (the "Amendment") is adopted by the Board of Directors of The Spectranetics Corporation, a Delaware corporation (the "Company"), effective as of June 21, 2000.

                                    RECITALS

         I. The Company's Employee Stock Purchase Plan (the "Plan") was adopted by the Board of Directors of the Company (the "Board") on September 15, 1992, and approved by the stockholders on September 15, 1993. The Company's First Amendment to the Plan was approved by the Board on December 29, 1994, and approved by the stockholders on June 12, 1995.

         II. The Board desires to amend the Plan to (i) increase the number of shares of the Company's common stock which may be sold to employees thereunder from 350,000 to 850,000, and (ii) increase the maximum percentage of a participant's base compensation which may used to purchase stock in a particular purchase period from 5% to 15%.

         III. Effective as of April 25, 2000, the Board of Directors unanimously adopted the Amendment in the form given below, subject to approval of the Amendment by the Company's stockholders.

                                    AMENDMENT

         A. Section V(a) of the Plan is hereby amended and restated in its entirety to read as follows:

                  "(a) Common Stock. The stock which is purchasable by Participants shall be the Company's authorized but unissued or reacquired Common Stock, par value $.001 per share (the "Common Stock"). In order to have shares available for sale under the Plan, the Company may repurchase shares of Common Stock on the open market or otherwise. The maximum number of shares which may be sold to employees during any single purchase period shall be established by the Committee prior to the beginning of the purchase period, provided however, that the total number of shares which may be sold to employees throughout the entire duration of the Plan shall not exceed 850,000 shares (subject to adjustment under subparagraph (b) below)."

         B. Section VI(c)(i) of the Plan is hereby amended and restated in its entirety to read as follows:

                  "(i) The maximum percentage of a Participant's Base Compensation which may be paid for the purchase of stock in a particular purchase period shall be fifteen percent (15%); provided, however, that the Committee may establish prior to the beginning of the purchase period a maximum number of shares (subject to adjustment under Section V(b)) that may be purchased during the purchase period by each Participant."

         C. This Amendment shall be and is hereby incorporated in and forms a part of the Plan.

         D. All other terms and provisions of the Plan shall remain unchanged except as specifically modified herein.

         E. The Plan, as amended by this Amendment, is hereby ratified and confirmed.


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         The undersigned, Guy A. Childs, Assistant Secretary, hereby certifies that the Board of Directors of the Company adopted the foregoing Amendment as stated in Recital III above.

         Executed at Colorado Springs, Colorado this 25th day of April 2000.


                                           /s/ Guy A. Childs

                                           Guy A. Childs, Assistant Secretary